Exhibit 99.1

CONTACT:

Medicis	Solta
Kara Stancell (media)	Lindsay Caulfield (media)
(480) 291-5454	(404) 200-0709
Sean Andrews (investors)	Jenifer Kirtland (investors)
(480) 291-5854	(415) 568-9349

MEDICIS AND SOLTA ANNOUNCE AGREEMENT FOR LIPOSONIX®

SCOTTSDALE, Ariz. and HAYWARD, Calif.—September 13, 2011—Medicis Pharmaceutical Corporation (Medicis) (NYSE:MRX) and Solta Medical, Inc. (Solta; Solta Medical) (NASDAQ:SLTM) today announced that the two companies have entered into a Stock Purchase Agreement for Solta to acquire all of the outstanding shares of Medicis Technologies Corporation (formerly LipoSonix, Inc.), a subsidiary of Medicis.

Under the terms of the agreement, Solta will pay to Medicis $15 million upon closing, up to $20 million upon the achievement of a near-term U.S. Food and Drug Administration (FDA) regulatory milestone and certain additional future contingent payments based upon, among other things, the achievement of specified year-to-year increases in the worldwide commercial performance of the LIPOSONIX technologies. Solta’s obligation to make these additional future contingent payments expires after approximately 7 years. Additionally, Solta will be responsible upon closing for the Bothell, Washington, facility, and has expressed the intent to maintain the Bothell facility and integrate it into its existing worldwide operations. Solta will also assume upon closing Medicis’ obligations to make future contingent payments under the acquisition agreement between Medicis and the former shareholders of LipoSonix, Inc. The transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Act.

“We are pleased to announce this transaction with Solta,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “We believe Solta, with its specialization in capital equipment among other things, is well-suited to commercialize the novel LIPOSONIX technologies worldwide. Medicis continues to believe the worldwide market for fat ablation is attractive and lucrative. We look forward to Solta’s commercial success, as we remain focused on our core heritage of medical dermatology and facial aesthetics. We thank our employees who have worked so diligently on the LIPOSONIX technologies. Their tremendous contributions have made possible our progress in the rapidly growing worldwide body contouring market.”

“The addition of LIPOSONIX to the Solta Medical family illustrates our strategy to broaden our portfolio of superior aesthetics solutions. As the current industry leader in skin resurfacing and tightening, Solta will expand into the large and growing market for the non-invasive destruction of fat,” said Stephen J. Fanning, Chairman of the Board, President and Chief Executive Officer of Solta. “The transaction fits extremely well with our existing product offerings as well as with our business model, given the LIPOSONIX system includes a disposable component that will complement Solta’s recurring revenue profile. With a focus on high-end dermatologists and plastic surgeons, the LIPOSONIX product line is a natural extension of the premier solutions our global sales force is currently selling. Our goal is to extend the cross-selling success that we have enjoyed with the Thermage® and Fraxel® brands to the second generation LIPOSONIX brand. Finally, we anticipate that the transaction will be accretive within 12 months of its completion.”

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The transaction is expected to close during the fourth quarter of 2011. Solta expects to fund the acquisition through existing cash balances and credit facilities.

The LIPOSONIX system is currently marketed in Canada, the European Union and Japan, and was recently cleared by the FDA for non-invasive waist circumference reduction. Medicis announced plans in February to explore strategic alternatives for the LIPOSONIX business, including, but not limited to, the sale of the stand-alone business, as Medicis focused on its core heritage of medical dermatology and facial aesthetics. The LIPOSONIX business was classified as a discontinued operation for financial statement reporting purposes beginning in the first quarter of 2011. Medicis will continue supporting existing LIPOSONIX customers worldwide until Solta assumes this responsibility after closing. Deutsche Bank Securities Inc. acted as financial advisor to Medicis on the transaction.

Solta Conference Call

Solta will host a conference call today, Tuesday, September 13, 2011, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) to discuss the acquisition of LIPOSONIX. The dial-in number for the conference call is 1-877-941-9205 for domestic participants and 1-480-629-9692 for international participants. In addition, there will be a corresponding investor presentation posted on the Solta corporate website at www.Solta.com.

Clinical Studies

The LIPOSONIX system was evaluated in a multicenter, randomized, sham-controlled, single blind study. Treatment with the LIPOSONIX system was shown to be superior to a sham control in reducing waist circumference, meeting the pre-specified primary endpoint of the study. The 59 J/cm2 treatment group demonstrated an approximately 1 cm greater waist circumference reduction as compared to sham. On average, the mean change in waist circumference of approximately 2.6 cm (1 inch) compared to baseline was demonstrated in the 59 J/cm2 treatment group. This could equal one dress or pant size.

The safety of treatment with the LIPOSONIX system was assessed through 24 weeks post-treatment. Safety was assessed by monitoring adverse events, results from a pre-specified battery of blood tests and physical examinations. The adverse events resulting from treatment with the LIPOSONIX system during this study included procedural pain, post-procedural pain, bruising and swelling. These were mostly mild, short-lived in duration, and resolved without incident. There were no serious adverse events or unanticipated adverse device effects related to treatment with the investigational device.1

The Market

The LIPOSONIX treatment is not intended as a replacement for liposuction surgery or a healthy lifestyle, or a way to lose weight, but as a noninvasive, nonsurgical approach to aesthetic waist circumference reduction when diet and exercise are not enough. According to the American Society for Aesthetic Plastic Surgery (ASAPS), liposuction represented the second highest number of surgical cosmetic procedures in 2010 with over 280,000 procedures. This equates to a combined U.S. market of over $1.6 billion for liposuction and abdominoplasty.2

About the LIPOSONIX System

The LIPOSONIX system technology was developed over a period of 10 years by leading scientists and ultrasound experts with more than 200 years of combined experience in the development of therapeutic and diagnostic ultrasound devices.

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The LIPOSONIX system uses advanced high-intensity focused ultrasound (HIFU) technology to permanently destroy targeted fat just beneath the skin in the treatment areas of the abdomen and flanks as a noninvasive, nonsurgical approach to aesthetic waist circumference reduction. Clinical studies conducted by Medicis Technologies Corporation showed an average waist circumference reduction of approximately 2.6 cm after a single treatment with the LIPOSONIX system. Office visit time and individual results may vary. Results are typically seen in 8 to 12 weeks.

The LIPOSONIX treatment is not a replacement for liposuction surgery or a healthy lifestyle, or a way to lose weight. No special diet or exercise program is required. The LIPOSONIX system has a well-defined safety profile. There is no need for anesthesia.

Important Safety Information for the LIPOSONIX System

The LIPOSONIX treatment may pose certain risks and may not be suitable for everyone. The LIPOSONIX system is intended for adults over 18 years of age who have at least 1.0 cm of fat thickness beyond the selected treatment focal depth of the system in the area to be treated. The most frequently reported side effects during the LIPOSONIX treatment are: discomfort, pain, cold, prickling, tingling or warmth. The most frequently reported side effects after the LIPOSONIX treatment, when used as recommended, are: pain (discomfort), bruising, redness and swelling, which are generally described (or rated) as mild. You should not have the LIPOSONIX treatment if you are pregnant or think you may be pregnant. The LIPOSONIX treatment is available only from a qualified healthcare professional.

About Medicis

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company’s products include the brands DYSPORT® (abobotulinumtoxinA) 300 Units for Injection, PERLANE® Injectable Gel, PERLANE-L® Injectable Gel with 0.3% Lidocaine, RESTYLANE® Injectable Gel, RESTYLANE-L® Injectable Gel with 0.3% Lidocaine, LOPROX® (ciclopirox) Gel 0.77% and Shampoo 1%, SOLODYN® (minocycline HCl, USP) Extended Release Tablets, VANOS® (fluocinonide) Cream, 0.1%, ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder and the over-the-counter brand ESOTERICA®.

For more information about Medicis, please visit the Company’s website at www.Medicis.com. Printed copies of the Company’s complete audited financial statements are available free of charge upon request.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company or by visiting http://www.Medicis.com. All trademarks are the property of their respective owners.

Medicis Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements, including the occurrence, timing and financial terms or effect of the Company’s proposed disposition of

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LipoSonix, including approval under the Hart-Scott-Rodino Act, are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2010, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

About Solta

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry’s five premier brands: Thermage®, Fraxel®, Isolaz®, CLARO® and Clear + Brilliant®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Isolaz was the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Clear + Brilliant is a unique, cost-effective treatment that utilizes safe, fractional laser technology to correct and prevent early signs of aging and is FDA cleared and CE marked. Since 2002, approximately one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta, call 1-877-782-2286 or log on to www.Solta.com.

Solta Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Examples of such forward-looking statements include, but are not limited to, the expected date of closing of the transaction, the strategic fit of the LIPOSONIX business into Solta’s business, the potential benefits of the acquisition, including the commercial success of the LIPOSONIX system and the accretion of the transaction (and timing thereof). Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta’s actual results or the occurrence of expected events to differ materially from the statements contained herein. Factors that might cause such a difference include the risk that adoption of the LIPOSONIX product line does not grow (or grows less than anticipated), risks arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory clearances and closing conditions relating to the transaction, risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development, integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property, tax or employment issues, and risks relating to Solta’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2010, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta undertakes no

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obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[1]

Jewell ML, et al, Randomized Sham-Controlled Trial to Evaluate the Safety and Effectiveness of a High-Intensity Focused Ultrasound Device for Noninvasive Body Sculpting, Plast. Reconstr. Surg. 2011 Jul; 128(1):253-262

[2]	American Society for Aesthetic Plastic Surgery, Cosmetic Surgery National Data Bank Statistics, 2010

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